Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 26, 2017, except for Note 16, as to which the date is September 18, 2017, in the Registration Statement (Form F-1 333-220321) and related Prospectus of NuCana plc dated September 18, 2017.

/s/ Ernst & Young LLP

Edinburgh, Scotland

September 18, 2017